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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
infoUSA Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-37865, No. 333-82933, No. 33-91194, No. 333-77417, No. 333-43391 and No.
33-59256) on Form S-8 of infoUSA Inc. our report dated September 3, 1999 relating to the consolidated balance sheets of DM Holdings, Inc. and subsidiaries as of June 30, 1999 and December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1999, year ended December 31, 1997 and three months ended December 31, 1996, which report is included in infoUSA Inc.'s Form 8-K/A dated March 17, 2000.


                                        /s/ KPMG LLP
                                        ----------------
                                        KPMG LLP

Omaha, Nebraska
March 17, 2000